Exhibit 99.1
Repros Therapeutics Inc. Reports Fourth Quarter and Year End 2007 Financial Results and Provides
Clinical Development Program Overview
THE WOODLANDS, Texas — March 17, 2008 — Repros Therapeutics (NasdaqGM: RPRX) today announced financial results for the year and fourth quarter ended December 31, 2007 and provided a clinical development program overview.
Financial Results
Total revenues which consisted of only interest income increased 153% to $1.5 million for 2007 as compared to $596,000 for 2006 primarily due to an increase in marketable securities as a result of the completion of our public offering on February 5, 2007 in which we received approximately $33.1 million in net proceeds.
Research and development expenses, including contracted clinical activities, regulatory affairs and general research expenses increased 4% to $12.4 million in 2007 from $11.9 million in 2006. The increased expenses for 2007 are primarily due to an increase in our clinical and preclinical activities of $406,000, an increase of $312,000 in consulting fees, an increase of $243,000 in personnel costs, and an increase in non-cash stock option compensation expense of $127,000, partially offset by a decrease in manufacturing activities of $646,000.
General and administrative expenses decreased 3% to $2.8 million for 2007 from $2.9 million for 2006. The decrease in expenses is primarily due to a decrease of $156,000 in professional services.
Net loss for the three-month period ended December 31, 2007, was ($3.3) million or ($0.26) per share as compared to a net loss of ($5.4) million or ($0.54) per share for the same period in 2006 and was ($13.7) million or ($1.09) per share for the twelve-month period ended December 31, 2007 as compared to ($14.2) million or ($1.40) per share for the same period in 2006. The increase in loss per share for the three-month and twelve-month periods ended December 31, 2007 was primarily due to increased spending in our clinical development programs, personnel and an increase in non-cash stock option compensation expense.
As of December 31, 2007, we had cash, cash equivalents and marketable securities of approximately $25.9 million as compared to $6.7 million at December 31, 2006. As of December 31, 2007 we had 12,774,904 shares of common stock outstanding.
Clinical Development Program Overview
Proellex
In the first quarter of 2008 we filed an Investigational New Drug Application, or IND, for Proellex for a new indication, uterine fibroid induced anemia. During the first quarter of 2008 we also initiated the following clinical trials:

•	Two 65 patient registration Phase 3 Pivotal clinical trials with Proellex for the short course treatment of uterine fibroid induced anemia

•	Two 75 patient registration Phase 3 Pivotal clinical trials with Proellex for the chronic treatment of uterine fibroids.

•	Two 400 patient Open Label Safety Trials with Proellex
We also have the following ongoing clinical trials with Proellex:
•	U.S. Open Label Safety Trial, anticipate providing available safety trial data around the end of the first quarter 2008

•	U.S. Phase 2 clinical trial with Proellex for the treatment of endometriosis, anticipate providing interim data late in the second quarter 2008
Androxal
We anticipate initiating the following clinical trials with Androxal in the second quarter of 2008:
•	Phase 2b trial to treat men with adult-onset idiopathic hypogonadism, or AIHH, with concomitant glycemic and lipid elevations
•	Phase 2b trial in men with low testosterone levels wanting to improve or maintain their fertility and/or sperm function
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs. We have a proven track-record of efficient and rapid advancement of our therapeutic candidates through clinical development.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is targeted for the treatment of uterine fibroids, endometriosis and anemia associated with uterine fibroids. During the first quarter of 2008 we initiated two registration Phase 3 pivotal trials with Proellex as a pre-surgical short course treatment of anemia associated with uterine fibroids, two registration Phase 3 pivotal trials for the chronic treatment of uterine fibroids and two Open Label Safety Studies. In addition, we have an ongoing U.S. Phase 2 clinical trial underway for the treatment of endometriosis. Uterine fibroids, endometriosis and anemia associated with uterine fibroids affect a significant number of women of childbearing age in the developed world. There is no currently-approved effective long-term drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second drug, Androxal®, is a single isomer of clomiphene citrate. Androxal restores normal pituitary response in men with secondary hypogonadism and normalization of testosterone and luteinizing hormone (LH) levels. Androxal is entering two Phase 2b clinical trials in the second quarter of 2008. One of these trials will be in men with adult-onset idiopathic hypogonadotrophic hypogonadism (AIHH) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. Recent published studies in older men show a link of low testosterone with higher incidences of insulin resistance, diabetes and consequently mortality rates. Based on a retrospective review of a recently completed six-month clinical trial of Androxal, our findings showed that Androxal therapy resulted in a significant reduction in mean glucose levels in men with a body mass index (BMI) >26 and glucose levels >104 mg/dL, an outcome not seen in the placebo or Androgel® arms of this study. The second Phase 2b Androxal trial will be in men of reproductive age with low testosterone levels who want to improve or maintain fertility/sperm function. We believe Androxal will be superior to the existing drugs used to normalize testosterone as only Androxal has the property of restoring both LH and follicle stimulating hormone (FSH) levels. LH and FSH are the pituitary hormones that stimulate testicular testosterone and sperm production, respectively. It is estimated that 13 million men in the United States are testosterone deficient.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.
REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)
Revenues
Interest income	$352	$110	$1,508	$596

Total revenues	352	110	1,508	596

Expenses
Research and development	2,989	4,668	12,420	11,912
General and administrative	670	890	2,788	2,879

Total expenses	3,659	5,558	15,208	14,791

Net loss	$(3,307)	$(5,448)	$(13,700)	$(14,195)

Net loss per share — basic and diluted	$(0.26)	$(0.54)	$(1.09)	$(1.40)

Weighted average shares used in loss per share calculation:
Basic	12,775	10,151	12,524	10,147
Diluted	12,775	10,151	12,524	10,147
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
Cash and cash equivalents	$1,779	$1,136
Marketable securities	24,124	5,600
Other currents assets	479	225
Fixed assets (net)	47	65
Other assets (net)	1,170	823

Total assets	$27,599	$7,849

Accounts payable and accrued expenses	$3,539	$4,059
Stockholders’ equity	24,060	3,790

Total liabilities and stockholders’ equity	$27,599	$7,849

Contact:	Joseph S. Podolski
President & CEO

(281) 719-3447